Exhibit 99.1

CORXEL and LENZ Therapeutics Announce Positive Topline Data from China Phase 3 Presbyopia Trial of LNZ100
Primary endpoint was met with 74% of participants dosed with LNZ100 achieving three-lines or greater improvement at 3 hours post treatment，and maintaining their optimal distance visual acuity (i.e., not losing 5 or more letters). The difference in efficacy was statistically significant in the LNZ100 treatment group compared to the vehicle group (p<0.0001)
Rapid onset and long duration shown with 69% of participants achieving three-lines or greater improvement at 30 minutes and 30% at 10 hours
91% of participants indicated they noticed an improvement in their near vision
LNZ100 could potentially be the best-in-class non-invasive treatment for presbyopia
SHANGHAI, China and San Diego, California October 27, 2024 – Corxel Pharmaceuticals (CORXEL) and LENZ Therapeutics (Nasdaq: LENZ) today announced positive topline data from the Phase 3 JX07001 clinical trial of LNZ100 in patients with presbyopia in China. CORXEL is a leading biotech company committed to bringing innovative science and medicines to underserved patients with serious and life-threatening diseases. LENZ Therapeutics is a pre-commercial biopharmaceutical company focused on developing the first and only aceclidine-based eye drop to improve near vision in people with presbyopia.
In this China Phase 3 safety and efficacy trial, LNZ100 (1.75% aceclidine HCl) achieved the primary endpoint and key secondary endpoints, with statistically significant three-lines or greater improvement in Best Corrected Distance Visual Acuity (BCDVA) at near, and maintaining their optimal distance visual acuity (i.e., not losing 5 or more letters). More results showed (all p<0.0001):
•Rapid onset: 84% and 69% achieved two-lines and three-lines or greater improvement at 30 minutes respectively.
•3 hours post treatment: 88% and 74% achieved two-lines and three-lines or greater improvement at 3 hours respectively，and maintained their optimal distance visual acuity (i.e., not losing 5 or more letters).
•Long duration: 61% and 30% achieved two-lines and three-lines or greater improvement at 10 hours respectively.
LNZ100 was well-tolerated with no serious treatment-related adverse events observed in the trial.
The study was a Phase 3, multicenter, randomized, double-blind, vehicle-controlled study, including a 4-week efficacy study followed by a 5-month extension safety study, designed to evaluate the efficacy and safety of LNZ100 (an aceclidine-based ophthalmic solution) in participants with presbyopia. The objectives were to assess the potential of LNZ100 to improve near vision among Chinese presbyopia patients and to evaluate the efficacy and safety profiles. The trial has enrolled 300 participants, with a broad enrollment criteria of between 45 and 75 years of age with a refractive range of -4.0D SE to +1.0D SE, including those who had undergone laser-assisted cornea refractive surgery/monofocal IOL implantation.
Professor Jia Qu, Principal Investigator and Co-Principal Investigator，Vice Chairman of Ophthalmology Branch, Chinese Medical Association, Director of optometry department, Wenzhou Medical University said: “we are very pleased with the results of the LNZ100 trial, particularly the significant efficacy and favorable safety profile of LNZ100 in patients with presbyopia, demonstrating an important advance in the field of presbyopia treatment in China. Currently, patients mainly rely on wearing eyeglasses as treatment for presbyopia. There is a large unmet need for non-invasive and reversible treatments. We expect that LNZ100 will fill this vacuum and become an innovative force in the treatment of presbyopia in China, providing more patients with the hope of clear vision."
Professor Fan Lyu, Principal Investigator and Co-Principal Investigator，Head of optometry working-group under Ophthalmology Branch, Chinese Medical Association, Director of National Clinical Medical Research Centre for Eye Diseases said："The main active ingredient of LNZ100, aceclidine, causes temporary pupil constriction, resulting in an optical effect that significantly extends the depth of focus and improves the quality of vision. The statistically significant data and clinically meaningful outcomes observed in the trials provide strong support for the efficacy and safety of LNZ100. We anticipate that LNZ100 will be a practical treatment option for a wide spectrum of patients and will have a favorable impact on paradigm shift of helping improve near-vision in the Chinese presbyopia population.
“We are especially grateful to all the hard-working and dedicated researchers, partner organizations and all the volunteers who participated in the study.” Sandy Mou, Board Executive Director and Chief Executive Officer of CORXEL, said, “The common goal is to benefit hundreds of millions of people around the world, to set an international leading research benchmark, and to introduce novel treatment concepts and potentially optimal products to China first, providing a safe and convenient treatment option for the vast number of presbyopia patients. Looking ahead, we will actively communicate and cooperate with drug regulatory authorities to expedite the submission and approval of LNZ100. We believe that LNZ100 will not only significantly improve patients' vision and quality of life, but will also have a profound impact on the field of presbyopia treatment and research in China.”
“We would like to first congratulate the team at CORXEL for their effort in their Phase 3 clinical study in China. We are pleased with the impressive and consistent performance demonstrated by LNZ100 in our collective studies, further validating the vision of targeting an ‘all eyes, all day’ solution,” said Eef Schimmelpennink, President and Chief Executive Officer of LENZ Therapeutics. “With this data, we believe LNZ100 has further enhanced its potential as a global therapy and is further on its path towards providing access to the estimated 400 million people with presbyopia in China. This data signifies a tremendous joint effort between the CORXEL and LENZ teams and comes in rapid succession to the recent FDA acceptance of our New Drug Application for LNZ100 in the United States.”
About Presbyopia
Presbyopia is a physiological phenomenon associated with aging that results in a progressively worsening ability to see nearby objects clearly. It is caused by the gradual hardening of the lens. This results in a decline of the eye's adjustment function, and the inability to focus the image of nearby objects on the retina, leading to a decline in near vision. Studies have shown that the onset of presbyopia typically occurs around the age of 38, reaching a prevalence rate of nearly 100 percent at the age of 52 in China. It is estimated that more than 400 million people in China suffer from presbyopia.
Currently, the treatment options for presbyopia are very limited. Wearing glasses requires frequent removal and insertion, causing many inconveniences in work and life. Surgery, as an irreversible invasive operation, has a very limited acceptance. There are no approved drugs for the treatment of presbyopia in China and the medical need for non-invasive, safe, efficient and reversible treatments for presbyopia remains unsolved.
About LNZ100
LNZ100 (aceclidine) eye drops are being developed by LENZ Therapeutics and CORXEL acquired the Greater China rights for the development and commercialization in April 2022. LNZ100 is formulated with aceclidine, a miotic, and designed to achieve optimal pupil diameter without impacting distance vision, a key limitation of other miotics. Miotics are compounds that cause pupil constriction, or miosis, creating a pinhole effect that enables better focus of incoming light from near objects onto the retina. Research has shown that a pupil diameter below two millimeters (2 mm) is optimal for presbyopia treatment and results in clinically meaningful improvement in near vision.
Unlike other miotics such as pilocarpine and carbachol, aceclidine’s mechanism of action is pupil-selective, meaning it can activate the iris sphincter muscle and cause miosis of the pupil to a diameter below 2 mm without overstimulating the ciliary muscles that can cause a myopic shift and impair distance vision. As a result, aceclidine does not require any remaining accommodation to improve near vision, broadening its benefits to older presbyopes whose lens has lost this capacity. Therefore, we expect that users may be able to benefit from treatment even as they age from mid-40s to well into their mid-70s and across a broad range of refractive errors, as demonstrated in clinical testing to date.
About CORXEL
CORXEL, formerly named Ji Xing Pharmaceuticals, is a leading biotech company headquartered in US and China committed to bringing innovative science and medicines to underserved patients with serious and life-threatening cardiometabolic diseases. Backed by RTW Investments, CORXEL was founded in 2019 to develop and commercialize novel, innovative therapeutics to treat unmet medical needs in diseases. With a strong and further developing asset pipeline, industry leading talent, and patient-centric focus, CORXEL is dedicated to deliver a meaningful and lasting impact on patients.
The full portfolio of CORXEL consists of 2 assets with global rights and 4 assets with Greater China rights in late-stage clinical development. The portfolio with global rights are JX09 for hypertension and JX10 for acute ischemic stroke (AIS), while the portfolio with Greater China rights include aficamten, etripamil, varenicline solution nasal spray/US brand name TYRVAYA®, and LNZ100.
For further information about CORXEL, please visit www.corxelbio.com.
About LENZ Therapeutics
LENZ Therapeutics is a pre-commercial biopharmaceutical company focused on the development and commercialization of the first and only aceclidine-based eye drop to improve near vision in patients with presbyopia. LENZ’s product candidate, LNZ100 is a preservative-free, single-use, once-daily eye drop containing aceclidine. LNZ100 was evaluated in the registration-enabling Phase 3 CLARITY study as a potential therapy for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. The U.S. Food and Drug Administration (FDA) has assigned a Prescription Drug User Fee Act (PDUFA) target action date of August 8, 2025 for LNZ100. LENZ is committed to commercializing an ideal pharmaceutical presbyopia solution that enhances vision for “all eyes, all day”. LENZ is headquartered in San Diego, California. For more information, visit: LENZ-Tx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of United States federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the potential of LNZ100 to have best-in-class performance and LNZ100 as a global therapy; the size of the addressable population for LNZ100; expectations regarding the commercial opportunity and beneficial characteristics of LNZ100; and plans and expectations regarding commercialization of

LNZ100, if approved. These statements are based on numerous assumptions concerning the development of LENZ’s products and target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in LENZ’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2024 and in LENZ’s subsequent filings with the SEC. LENZ cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

LENZ Therapeutics Contact:
Dan Chevallard
IR@LENZ-Tx.com